EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway Games Inc.
(773) 961-2222
gmogilner@midway.com
MIDWAY REPORTS 2008 Q1 RESULTS
Chicago, Illinois, May 5, 2008 — Midway Games Inc. (NYSE: MWY) today announced results of operations for the three month period ended March 31, 2008. The Company also provided revenue and earnings guidance for the second quarter ending June 30, 2008.
FIRST QUARTER RESULTS
Net revenues for the 2008 first quarter were $29.9 million, compared to the 2007 first quarter net revenues of $11.1 million and ahead of prior guidance of approximately $28 million. The 2008 first quarter net loss was $34.0 million, or a loss of $0.37 per basic and diluted share, compared with a 2007 first quarter net loss of $19.8 million, or a loss of $0.22 per basic and diluted share.
On a non-GAAP basis, excluding the impact of stock-option expenses and other non-cash items, the 2008 first quarter loss was $26.4 million or a loss of $0.29 per basic and diluted share, compared to the Company’s previous non-GAAP guidance of a loss of approximately $0.21 per basic and diluted share. For the 2007 first quarter, on a non-GAAP basis, the Company reported a loss of $18.2 million, or a loss of $0.20 per basic and diluted share. A reconciliation of non-GAAP results to GAAP results is provided at the end of this press release.
Other recent operating highlights include:
•	During the first quarter, Midway released an online Stranglehold Expansion Pack for Xbox 360 and PS3 in North America, and in Europe Midway released Unreal Tournament 3 and BlackSite: Area 51 for the PS3, Game Party and Cruis’n for the Wii, and Foster’s Home for Imaginary Friends for the DS, and Hour of Victory for the PC.

•	Midway announced that Matthew V. Booty has been named interim president and chief executive office of the Company following the termination of David F. Zucker. In addition, Midway promoted Miguel Iribarren to Senior Vice President — Publishing of Midway Games Inc., and Martin Spiess to the position of Executive Vice President, International of Midway Games Ltd., a subsidiary of Midway Games Inc.

•	Midway announced the next installment in its billion-dollar Mortal Kombat franchise, Mortal Kombat vs. DC Universe for the Xbox 360 and PlayStation 3, licensed by Warner Bros. Interactive Entertainment and DC Comics, at its press event in Las Vegas.

OUTLOOK
During the second quarter, the Company has released NBA Ballers: Chosen One for Xbox 360 worldwide and for PS3 in North America. For the second quarter ending June 30, 2008, Midway expects the following:
•	Net revenues of approximately $18 million, with a net loss of approximately $0.38 per basic and diluted share.

•	On a non-GAAP basis, Midway expects a second quarter loss of approximately $0.28 per basic and diluted share, which excludes approximately:
o	$0.01 of stock option expense and deferred income tax expense related to goodwill, and

o	$0.09 of non-cash convertible debt interest expense.
Matt Booty, interim president and CEO, commented, “At our recent Gamers’ Day event in Las Vegas, we showed the strength of our future line-up — everything from the driving action of Wheelman starring Vin Diesel, to the exciting combination of two enormous franchises with Mortal Kombat vs. DC Universe, to the open-world lifestyle action experience of This is Vegas. Rounding out the year is TNA iMPACT!, which is garnering significant buzz for its potential to reinvigorate the wrestling genre, Unreal Tournament 3 for the Xbox 360, Blitz: The League II, and new casual games on multiple platforms. Midway has the products, the talent, and the technology infrastructure to succeed in the industry, and this management team is committed to improving execution.”
NON-GAAP FINANCIAL MEASURES
Midway has included non-GAAP financial measures in its quarterly results and 2008 second quarter outlook. Midway does not intend for the presentation of the non-GAAP financial measures to be isolated from, a substitute for, or superior to the information that has been presented in accordance with GAAP. In addition, information used in the non-GAAP financial measures may be presented differently from non-GAAP financial measures used by other companies. The non-GAAP financial measures used by Midway include non-GAAP basic and diluted loss per share.
Midway considers the non-GAAP financial measures used herein, when used together with the corresponding GAAP measures, to be helpful in providing meaningful additional information regarding its performance by excluding specific items that may not be indicative of Midway’s core business or projected operating results. These non-GAAP financial measures exclude the following items:
Stock Option Expense. Midway adopted SFAS No. 123R, “Share-Based Payment” beginning January 1, 2006, in which it began to recognize as an expense the fair value of its stock options. A non-GAAP measurement that excludes stock option expense identifies this component of compensation expense that does not require a cash outlay.
Non-cash convertible debt interest expense. In accordance with GAAP, Midway is required to record discounts on its convertible senior notes as a result of decreases in the conversion prices of these notes. These amounts are amortized as interest expense through the first date on which the holders may redeem the notes. There is no cash outlay associated with this interest expense. A non-GAAP measurement that excludes the convertible debt non-cash interest expense allows for a more direct comparison to prior periods, and also distinguishes this interest expense from the remainder of the interest expense, which requires (or required) a cash outlay by Midway.
Deferred tax expense related to goodwill. Midway recognizes deferred tax expense related to increases in the difference between the book basis and tax basis of goodwill. Goodwill is not amortized for book purposes but is amortized for tax purposes. This increase in the book to tax basis difference causes an increase in the related deferred tax liability balance that cannot be offset against deferred tax assets. Given the nature of this deferred tax expense, a non-GAAP measurement that excludes this expense is deemed appropriate.
In the future, Midway may consider whether other significant items should be excluded when arriving at non-GAAP measures of financial performance.
CONFERENCE CALL
Midway Games Inc. is hosting a conference call and simultaneous webcast open to the general public at 4:30 P.M. EDT today, Monday, May 5, 2008. The conference call number is (866) 356-3377 or (617) 597-5392 (international callers). The passcode for the call is 20891514. Please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.earnings.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call’s initiation. Following its completion, a replay of the call can be accessed until May 12 by dialing (888) 286-8010 or (617) 801-6888 (international callers). The passcode for the replay is 63708015. Additionally, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.
ABOUT MIDWAY
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major video game systems and personal computers. More information about Midway and its products can be found at www.midway.com.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the current console platform transition and other technological changes, dependence on major platform manufacturers, decisions by Sumner Redstone or his affiliates with respect to his ownership or trading of our common stock and other risks more fully described under “Item 1A. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in any more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
— tables follow —

Midway Games Inc., 5/5/08	page 4
MIDWAY GAMES INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
Net revenues	$29,918	$11,070

Cost of sales:
Product costs and distribution	14,201	6,594
Royalties and product development	17,392	2,698

Total cost of sales	31,593	9,292

Gross profit (loss)	(1,675)	1,778

Research and development expense	6,728	7,606
Selling and marketing expense	8,630	6,195
Administrative expense	6,753	5,747
Restructuring and other charges	—	(783)

Operating loss	(23,786)	(16,987)
Interest income	158	943
Interest expense	(10,769)	(3,567)
Other income, net	1,196	360

Loss before income taxes	(33,201)	(19,251)
Provision for income taxes	753	563

Net loss	$(33,954)	$(19,814)

Loss per share of common stock:
Basic and diluted	$(0.37)	$(0.22)

Weighted average number of shares outstanding:
Basic and diluted	91,439	90,999

— balance sheet follows —

Midway Games Inc., 5/5/08	page 5
MIDWAY GAMES INC.
Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,680	$27,524
Restricted cash	212	—
Receivables, net	6,034	44,527
Inventories	4,386	3,772
Capitalized product development costs	55,891	51,252
Prepaid expenses and other current assets	12,105	13,362

Total current assets	96,308	140,437
Restricted cash	888	—
Assets held for sale	5,468	—
Capitalized product development costs	5,705	2,947
Property and equipment, net	12,642	19,298
Goodwill	41,305	41,307
Other assets	8,936	9,372

Total assets	$171,252	$213,361

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,332	$29,642
Accrued compensation and related benefits	5,721	6,134
Accrued royalties	13,019	12,769
Accrued selling and marketing	3,626	5,645
Deferred revenue	3,014	2,940
Other accrued liabilities	14,527	14,190

Total current liabilities	55,239	71,320

Convertible senior notes, less unamortized discount	89,294	82,198
Long-term debt	19,100	19,167
Deferred income taxes	11,043	10,715
Other noncurrent liabilities	889	880

Stockholders’ equity:
Common stock	934	933
Additional paid-in capital	521,544	521,031
Accumulated deficit	(514,428)	(480,474)
Accumulated translation adjustment	(2,582)	(2,629)
Treasury stock	(9,781)	(9,780)

Total stockholders’ equity	(4,313)	29,081

Total liabilities and stockholders’ equity	$171,252	$213,361

— supplemental data follows —

Midway Games Inc., 5/5/08	page 6
MIDWAY GAMES INC.
Consolidated Non-GAAP Operating Results
(In thousands, except per share amounts)
(unaudited)
The following table reconciles Midway’s net loss and basic and diluted loss per share as presented in its Consolidated Statements of Operations as prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States of America with its non-GAAP loss and non-GAAP basic and diluted loss per share. Midway’s non-GAAP loss and non-GAAP basic and diluted loss per share exclude stock option expense, convertible debt non-cash interest expense, and deferred tax expense related to goodwill.

	Three Months Ended
	March 31,
	2008	2007
Net loss	$(33,954)	$(19,814)

Stock option expense (1)	150	753
Convertible debt non-cash interest expense	7,097	487
Deferred tax expense related to goodwill	328	328

Non-GAAP loss	$(26,379)	$(18,246)

	Three Months Ended
	March 31,
	2008	2007
Basic and diluted loss per share of common stock	$(0.37)	$(0.22)

Stock option expense (1)	0.00	0.01
Convertible debt non-cash interest expense	0.08	0.01
Deferred tax expense related to goodwill	0.00	0.00

Non-GAAP basic and diluted loss per share of common stock	$(0.29)	$(0.20)

(1)	Excludes stock option costs capitalized as product development costs.

Midway Games Inc., 5/5/08	page 7
MIDWAY GAMES INC.
Net Revenues by Platform
(in thousands)

	Three Months
	Ended March 31,
	2008		2007
Sony PlayStation 3	$13,705	45.8%	$—	0.0%
Microsoft Xbox 360	(1,714)	(5.7%)	795	7.2%
Nintendo Wii	10,763	36.0%	1,668	15.1%
Sony PlayStation 2	1,449	4.8%	3,960	35.8%
Microsoft Xbox	24	0.1%	479	4.3%
Nintendo Gamecube	(6)	(0.0%)	507	4.6%
Sony PlayStation Portable	797	2.7%	197	1.8%
Nintendo Dual Screen	2,585	8.6%	1,341	12.1%
Nintendo Game Boy Advance	23	0.1%	771	7.0%
Personal Computer	839	2.8%	110	1.0%
Royalties and other	1,453	4.8%	1,242	11.1%

Total	$29,918	100.0%	$11,070	100.0%

MIDWAY GAMES INC.
Net Revenues by Geography
(in thousands)

	Three Months
	Ended March 31,
	2008		2007
North America	$8,289	27.7%	$6,954	62.8%
International	21,629	72.3%	4,116	37.2%

Total	$29,918	100.0%	$11,070	100.0%

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